Exhibit 99.o(xiii)

                          MW POST ADVISORY GROUP, LLC
                                CODE OF ETHICS

1. Introduction

This Code of Ethics is based on the principle that the officers, directors and employees of MW Post Advisory Group, LLC (MW Post) owe a fiduciary duty to, among others, MW Post's clients. In light of this fiduciary duty, you should conduct yourself in all circumstances in accordance with the following general principles:

   * You must at all times place the interest of MW Post's clients before your own interests.
   * You must conduct all of your personal investment transactions consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.
   * You should adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions to their personal benefit.

Although it is sometimes difficult to determine what behavior is necessary or appropriate to adhere to these general principles, this Code contains several guidelines for proper conduct. However, the effectiveness of MW Post's policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved and to the purposes of the Code in addition to the specific guidelines and examples set forth below. If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests and those of MW Post's clients, you should consult the Compliance Officer immediately.

2. Personal Investment Transactions Policy

Laws and ethical standards impose on MW Post and its employees duties to avoid conflicts of interest between their personal investment transaction and transactions MW Post makes on behalf of its customers. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. The following personal investment transactions policies are designed to reduce the possibilities for such conflicts and/or inappropriate appearances, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

Except as otherwise noted, MW Post's restrictions on personal investment transactions apply to all Access Persons. "Access Persons" include all MW Post directors, officers and employees, except directors who (i) do not devote substantially all working time to the activities of MW Post, and (ii) do not have access to information about the day-to-day investment activities of MW Post Every employee should consider himself or herself an Access Person unless otherwise specifically exempted by the Compliance officer. In addition, this policy governs your investments in securities. A "Security" includes any interest or instrument commonly known as a security, including stocks,

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bonds, options or interests in privately placed offerings and limited partnerships which are primarily invested in the aforementioned securities.

A. General Principles Regarding Securities Transactions of Access Persons and MW Post Directors

No Access Person or MW Post director may purchase or sell, directly or indirectly, for his or her own account, or any account in which he or she may have a beneficial interest:

   * Any security (or related option or warrant) that to his or her knowledge MW Post or an affiliated company is buying or selling for its clients, until such buying or selling is completed or cancelled, unless the purchase or sale is part of a trade made on behalf of clients.

   * Any security (or related option or warrant) that to his or her knowledge is under active consideration for purchase or sale by MW Post or an affiliated company for its clients, unless the purchase or sale is part of a trade made on behalf of clients. The term "beneficial interest" is defined by rules of the SEC. Generally, under the SEC rules, a person is regarded as having a beneficial interest in securities held in the name of:

        * A husband, wife or a minor child;

        * A relative sharing the same house;

        * Anyone else if the Access Person:

          (i) obtains benefits substantially equivalent to ownership of the securities;

          (ii) can obtain ownership of the securities immediately or at some future time; or

          (iii) can vote or dispose of the securities.

If you act as a fiduciary with respect to funds and accounts managed outside of MW Post (for example, if you act as the executor of an estate for which you make investment decisions), you will have a beneficial interest in the assets of that fund or account. Accordingly, any securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions set forth above.

A security is under "consideration for purchase or sale" when a recommendation to purchase or sell a particular bond, stock or option has been made and communicated, and with respect to a person making a recommendation, when such person seriously considers making such a recommendation.

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B. Pre-clearance Procedures

Each Access Person must obtain pre-clearance for any personal investment transaction in a security if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.(1) Pre-clearance is not necessary for exempt securities or Outside Fiduciary Accounts. "Exempt Securities" are securities (or securities obtained in transactions) described on page 5. "Outside Fiduciary Accounts" are certain fiduciary accounts outside of MW Post for which you have received MW Post's approval to act as fiduciary and which MW Post has determined qualify to be treated as Outside Fiduciary Accounts under this Personal Investment Transactions Policy.

You must obtain pre-clearance for all non-exempt securities transactions by completing and signing the Pre-authorization Request Form for personal trades
provided for that purpose by MW Post.	Pre-clearance may be obtained from
Lawrence Post, President (and for purposes of this Code of Ethics the Compliance Officer), or in his absence - Carl Goldsmith, Scott Klein, Allan Schweitzer, Mark Porrazzo or other designated person. No person may pre-clear his or her own trades.

You must complete an approved securities transaction the same day you obtain pre-clearance or by the end of the business day following the day that you obtain pre-clearance. If the transaction is not completed within these time requirements, you must obtain a new pre-clearance, including one for any uncompleted portion of the transaction. Post-approval is not permitted under this Code of Ethics. If MW Post determines that you completed a trade before approval or after the clearance expires, you will be considered to be in violation of the Code.

C. Additional Trading Restrictions

In addition to the more general restrictions discussed above, MW Post has adopted other restrictions on personal investment transactions. Except as otherwise noted, the trading restrictions do not apply to Outside Fiduciary Accounts or securities trades in accounts of an Access Person, which is managed by another person otherwise unaffiliated with MW Post.

No access person may:

   * Purchase or sell, directly or indirectly, for his or her own account or for any account in which he or she may have a beneficial interest (including through an Outside Fiduciary Account), any security that is subject to a MW Post restriction.

   * Purchase securities offered in a private placement except with the prior approval of the compliance officer. In considering approval, the compliance officer will take into

(1) For clarification purposes, pre-clearance shall not be required for securities trades in accounts of an Access Person, which is managed by another person which is not a director, officer, or employee of MW Post.

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     consideration whether the investment opportunity you have been offered should be reserved for MW Post's clients and whether the opportunity is being offered to you by virtue of your position with MW Post. If you or your department want to purchase on behalf of a MW Post client the security of an issuer or its affiliate where you have a beneficial interest (including through an Outside Fiduciary Account) in the securities of that issuer through a private placement, you must first disclose your interest to the compliance officer. In such event, the compliance officer will independently review the proposed investment decision.

   * Profit from the purchase or sale, or sale and purchase, of the same securities within 30 calendar days, unless specially exempted from this provision by the compliance officer or in his absence Carl Goldsmith, Scott Klein, Allan Schweitzer, Mark Porrazzo or other designated person, or unless the final purchase or sale is part of a trade made on behalf of clients. You should also note that this prohibition could effectively limit the utility of options trading and short sales of securities and could make legitimate hedging activities less available. Any profits realized on such short-term trades may have to be disgorged.

   * Purchase or sell any security for his or her own account or any Outside Fiduciary Account for a period of three days before that security is bought or sold on behalf of any MW Post client, unless the purchase or sale is part of a trade made on behalf of clients. Violation of this prohibition may require reversal of the transaction and any resulting profits may be subject to disgorgement.

Any profits subject to disgorgement will be given to a charity selected by MW Post or under MW Post's direction.

D. Securities or Transactions Exempt From Personal Investment Transactions
Policy

The following securities or transactions are exempt from some aspects of the personal investment transaction policy:

(a)  U.S. Government Securities.
(b)  Bank Certificates of Deposit.
(c)  Bankers' Acceptances.
(d)  Commercial Paper.
(e)  Shares in open-end investment companies (mutual funds).
(f) Securities purchased on behalf of an Access Person for an account over which the Access Person has no direct or indirect influence or control.
(g)  Securities which are not eligible for purchase or sale by the Funds.
(h) Securities purchased through an automatic dividend reinvestment plan or an employee stock purchase plan.(i) Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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(j)  Securities acquired in connection with covering a position in, or the exercise of an option. However, the purchase or sale of an option itself is not an exempt transaction.
(k) Exchange and non-exchange traded index-based instruments, including Standard and Poors' Depository Trust Receipts - commonly referred to as SPDRS.

It is not necessary to pre-clear personal transactions for any exempt securities or transactions. However, it still is necessary to report such securities, except for securities under clauses (a), (b), (c), (d), (e) or
(f) above, in the quarterly transaction reports, nor securities acquired through an automatic dividend reinvestment plan if duplicate confirmations and periodic (monthly/quarterly) brokerage statements are filed.

Further, any securities otherwise to be included on the quarterly transaction report do not need to be shown in the quarterly transaction reports if duplicate confirmations and periodic (monthly/quarterly) brokerage statements are filed.

Personal investment transactions in exempt securities are still subject to MW Post's policy on inside information, where applicable.

E. Personal Securities Reporting

(a) Initial Holdings Reports

No later than 10 days after a person becomes an Access Person, the following information is required to be filed:

   (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person.

   (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person.

   (iii) The date the report is submitted by the Access Person.

The above-required information may be provided by submitting the Access Person's most recent brokerage statements or other appropriate documentation as an attachment to the Initial Holdings Report.

(b) Quarterly Reports

1. Transactions Reports - All Access Persons are required to file quarterly reports within 10 days of the end of each calendar quarter, listing all personal investment transactions in which an Access Person has a beneficial interest and which were transacted during the quarter except for transactions in certain exempt securities, as detailed above. The reports shall contain the following information:

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   (i)   the date of the transaction, title, interest rate and maturity (if applicable) and the number of shares/ units/ principal of each security involved;

   (ii) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

   (iii) the price at which the transaction was effected; and

   (iv) the name of the broker, dealer, or bank with or through whom the transaction was effected.

   (v)   The date the report is submitted.

Every Access Person must file a quarterly report when due even if such person made no purchases or sales of securities during the period covered by the report. It is noted that the above-required information may be provided by submitting duplicate confirmations and periodic (monthly or quarterly) brokerage account statements as an attachment to the quarterly report.

No transactions reports. For periods in which no reportable transactions were effected, the quarterly report shall contain a representation that no transactions subject to the reporting requirements were effected during the quarter time period. A "no transaction" report is not necessary if arrangements have been made to have duplicate confirmations and periodic statements sent.

You are charged with the responsibility for submitting the quarterly reports. Any effort by MW Post to facilitate the reporting process does not change or alter that responsibility.

2. New Accounts - Access Persons shall report along with their listing of investment transactions the following information concerning any new account established during the period in which any securities were held for their direct or indirect benefit:

   (i) The name of the broker, dealer or bank with whom the Access Person established the account.

   (ii)  The date the account was established.

   (iii) The date the report is submitted.

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(c) Annual Holdings Reports

Annually, each Access Person must submit the following information, which shall be current as of a date no more than 30 days before the date the report is submitted:

   (i) The title, Number of shares and principal amount of each reportable security in which the Access Person had any direct of indirect beneficial ownership.

   (ii) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

   (iii) The date the report is submitted by the Access Person.

The above-required information may be provided by submitting brokerage statements or other appropriate documentation as an attachment to the Annual Holdings Report.

Broker Statements and Trade Confirmations

All Access Persons are required to direct brokers of accounts in which they have a beneficial interest to supply to MW Post, on a timely basis, duplicate copies of trade confirmations and/or copies of periodic broker account statements. This requirement does not apply to Outside Fiduciary Accounts. To maximize the protection of your privacy, you should direct your brokers to send this information to:

MW Post Advisory Group, LLC
Attention:  Compliance
1880 Century Park East, Suite 820
Los Angeles, CA  90067

3. Gifts, Payments, and Preferential Treatment

A. Gifts Received by Employees

As a general rule, you should accept no gift that is excessive in value from present or prospective clients, providers of goods or services or others with which MW Post has dealings. The term "gift" includes, but is not limited to, substantial favors, money, credit, special discounts on goods or services, free services, or loans of goods or money. Gifts to an employee's immediate family are included in this policy. The receipt of cash gifts by employees is absolutely prohibited.

If you believe that you cannot reject or return a gift without potentially damaging friendly relations between a third party and MW Post, you should report the gift and its estimated dollar value in writing to MW Post's Compliance Officer or CEO who may require that the gift be donated to charity.

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B. Gifts and Entertainment Given by Employees

It is acceptable for you to give gifts or favors of nominal value to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment.

C. Other Codes of Ethics

You should be aware that sometimes a client imposes more stringent codes of ethics than those set forth above. If you are subject to a client's code of ethics, you should abide by it.

4. Outside Activities

A. Outside Employment

Each employee is expected to devote his or her full time and ability to MW Post's interests during regular working hours and such additional time as may be properly required. MW Post discourages employees from holding outside employment, including consulting. If you are considering taking outside employment, you must submit a written request to MW Post's Compliance Officer or CEO. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed.

An employee may not engage in outside employment that: (a) interferes, competes, or conflicts with the interest of MW Post; (b) encroaches on normal working time or otherwise impairs performance; (c) implies MW Post's sponsorship or support of an outside organization; or (d) reflects directly or indirectly adversely on MW Post. MW Post policy prohibits outside employment in any financial services industry.

If you have an approved second job, you are not eligible to receive compensation during an absence from work which is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn.

B. Service as Director

No employee may serve as a director or in a similar capacity of any non-affiliated company or institution, whether or not it is part of your role at MW Post, without prior approval of the Compliance Officer. You do not need approval to serve on the board of a private family corporation for your family or any charitable, professional, civic or nonprofit entities that are not clients of MW Post and do not have business relations with MW Post. If you receive approval, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as Chinese Wall procedures. MW Post may withdraw approval at its discretion if MW Post concludes the withdrawal is in MW Post's interest. Also, if you

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serve in a director capacity which does not require approval but circumstances later change which would require such approval (e.g., the company enters into business relations with MW Post or becomes a client), you must then get approval.

C. Fiduciary Appointments

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without the prior approval of the Compliance Officer. This policy does not apply to appointments involving personal estates or service on the board of a charitable, civic, or nonprofit company where the Access Person does not act as an investment adviser for the entity's assets. If MW Post grants you approval to act as a fiduciary for an account outside MW Post, it may determine that the account qualifies as an Outside Fiduciary Account. Securities traded by you as a fiduciary will be subject to the MW Post Personal Investment Transactions Policy.

D. Compensation, Consulting Fees and Honorariums

If you have received proper approval to serve in an outside organization or to engage in other outside employment, you may retain all compensation paid for such service unless otherwise provided by the terms of the approval. You should report the amount of this compensation to MW Post's Compliance Officer or CEO. You may not retain compensation received for services on boards of directors or as officers of corporations where you serve in the course of your employment activities with MW Post. You may also retain honorariums received by you for publications, public speaking appearances, instruction courses at educational institutions, and similar activities.

E. Participation in Public Affairs

MW Post encourages its employees to support community activities. Normally, voluntary efforts take place outside of regular business hours. If you wish to accept an appointive office, or run for elective office, you must first obtain approval from MW Post.

F. Serving as Treasurer of Clubs, Churches, Lodges

An employee may act as treasurer of clubs, churches, lodges, or similar organizations. However, you should keep funds belonging to such organizations in separate accounts and not commingle them in any way with your personal funds or MW Post's funds.

5. Other Employee Conduct

A. Personal Financial Responsibility

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to

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more serious consequences for employees in positions of trust.  In particular, you are not permitted to borrow from clients, or from providers of goods and services with whom MW Post deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.

B. Taking Advantage of a Business Opportunity that Rightfully Belongs to MW
Post

Employees must not take for their own advantage an opportunity that rightfully belongs to MW Post. Whenever MW Post has been actively soliciting a business opportunity, or the opportunity has been offered to it, MW Post's funds, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to MW Post and not employees who may be in a position to divert the opportunity for their own benefits.

C. Corporate Property or Services

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to MW Post, unless approved by the Compliance officer. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes are also prohibited.

6. Confidentiality

All information relating to past, current and prospective clients is highly confidential and is not to be discussed with anyone outside the MW Post's organization without the written approval of MW Post's Compliance Officer or CEO. One of the most sensitive and difficult areas in MW Post's daily business activities involves information regarding investment plans or programs and possible or actual securities transactions by MW Post.

7. Sanctions

Upon discovering a violation of this Code, MW Post may impose such sanctions as it deems appropriate, including, but not limited to, a reprimand (orally or in writing), a reversal of any improper transaction and disgorgement of the profits from the transaction, demotion, and suspension or termination of employment.

8. Annual Compliance Certification

MW Post will require all Access Persons and MW Post directors to certify annually that (i) they have read and understand the terms of this Code of Ethics and recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of this Code, including but not limited to the personal investment transactions policies contained in this Code (Exhibit A).

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                                  EXHIBIT A

                          MW POST ADVISORY GROUP, LLC

                        ANNUAL COMPLIANCE CERTIFICATION


I have read and understand the terms of the Code of Ethics and Insider Trading policies of MW Post Advisory Group, LLC and recognize the responsibilities and obligations incurred by my being subject to the Code and policies. I am in compliance with the requirements of the Code, including but not limited to the personal investment transactions policies contained in the Code. I hereby agree to abide by the Code of Ethics and Insider Trading policies of MW Post Advisory Group, LLC.


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(Signature)                          (Date)

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(Printed name)